Exhibit 15.1

Consent of independent registered public accounting firm

We consent to the incorporation by reference of our reports dated March 25, 2026, with respect to the consolidated financial statements and schedules of Aegon Ltd. and the effectiveness of internal control over financial reporting of Aegon Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2025, into the Registration Statements on Form S-8 (No. 333-238186) and Form F-3 (No. 333-287291), filed with the Securities and Exchange Commission.

/s/ EY Accountants B.V.

The Hague, The Netherlands

March 25, 2026

Annual Report on Form 20-F 2025